SCP Pool Corporation

Craig K. Hubbard
Chief Financial Officer
985-892-5521 x 5117

SCP POOL PROJECTS CONTINUED GROWTH

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COVINGTON, LA (May 8, 2002) — Speaking today at the annual meeting of stockholders, W.B. (Rusty) Sexton, Chairman of the Board, said that SCP Pool Corporation (the “Company” or “SCP”) (Nasdaq/NM:POOL) expects to again report record net sales and earnings for 2002. For 2001, the Company reported net sales of $856.1 million and net income of $35.4 million, or $1.33 per share diluted. “We are optimistic about the potential for the swimming pool industry and pleased with how SCP is executing in realizing its objectives,” noted Mr. Sexton.

At the meeting, stockholders re-elected Wilson B. Sexton, Andrew W. Code, James J. Gaffney, Manuel J. Perez de la Mesa, Frank J. St. Romain, Robert C. Sledd and John E. Stokely as directors. Stockholders approved the 2002 Long-Term Incentive Plan and ratified the appointment of Ernst & Young LLP as the Company’s independent auditors.

Also announced today were the appointments of Steven G. Nelson and Christopher W. Wilson as Vice Presidents. Mr. Perez de la Mesa, President and CEO, stated, “We are pleased to recognize Steve and Chris for their leadership and achievements in each of their divisions as well as for being key contributors to SCP’s overall direction and success.” In addition, Donald L. Meyer, SCP Corporate Controller, was appointed as Assistant Secretary and Assistant Treasurer.

SCP Pool Corporation is the largest independent distributor of swimming pool supplies and related products. Currently, the Company operates 177 service centers in North America and Europe, through which it distributes more than 63,000 national brand and private label products to approximately 34,000 customers.

The above statements regarding future periods which are not historical facts are forward-looking statements that involve risk and uncertainties, including, but not limited to, factors related to (i) the sensitivity of the swimming pool business to weather conditions; (ii) the intense competition and low barriers to entry in the swimming pool supply industry; (iii) the sensitivity of the swimming pool supply business to general economic conditions; (iv) the Company’s ability to identify appropriate acquisition candidates, complete acquisitions on satisfactory terms and successfully integrate acquired businesses; (v) the Company’s ability to obtain financing on satisfactory terms; (vi) the risk of fire, safety and casualty losses and related liabilities claims inherent in the storage and repackaging of chemicals sold by the Company; (vii) the Company’s ability to remain in compliance with the numerous environmental, health and safety requirements to which it is subject; and (viii) the other factors discussed in the Company’s filings with the Securities and Exchange Commission. Such factors could affect the Company’s actual results and could cause such results to differ materially from the Company”s expectations described above.